June 4, 2012

Eagle Rock Announces Successful Startup of Woodall Plant Serving the Texas Panhandle Granite Wash Play
Eagle Rock Energy Partners, L.P. (Nasdaq: EROC) ("Eagle Rock" or the "Partnership") today announced the successful startup of its previously announced state-of-the-art 60 MMcf/d cryogenic processing facility in Hemphill County, Texas, in the heart of the prolific Granite Wash play (the "Woodall Plant").
The Woodall Plant is strategically located on a 40-acre site owned by Eagle Rock in the center of the Partnership's existing high-pressure gathering system near multiple residue gas pipeline outlets. Eagle Rock also constructed other intra-system pipeline enhancements in the immediate area to further facilitate product gathering, transportation and marketing to and from the Woodall Plant. The supporting infrastructure and plant site were designed to accommodate one or more additional expansions.
The Woodall Plant is currently flowing approximately 40 MMcf/d and is anticipated to be capable of meeting its full capacity of 60 MMcf/d over the next several weeks. As a result of the incident reported on April 30th, natural gas has been temporarily diverted from the Partnership's Phoenix-Arrington Ranch plant to the Woodall Plant to accommodate Eagle Rock's producer customers' natural gas volumes.
With the completion of the Woodall Plant and the near-term resumption of processing capabilities at the Phoenix-Arrington Ranch plant, Eagle Rock will have approximately 190 MMcf/d of high efficiency cryogenic processing capacity serving the Granite Wash play.
The construction of the Woodall Plant and associated gathering and compression cost approximately $72 million and is expected to be immediately accretive to the Partnership's distributable cash flow.
About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids (NGLs); (iii) crude oil logistics and marketing; and (iv) natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.
Contacts:
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer
Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations